Exhibit 10.21

COMPENSATION AND BENEFITS SUMMARY

FOR NON-EMPLOYEE DIRECTORS

COMPENSATION

Retainer

An annual retainer of $215,000 is paid in quarterly installments at the end of each full quarter. Payments are prorated for partial calendar quarters served. At least $100,000 of the annual Board retainer must be deferred into the Directors’ Deferred Income Plan stock unit account. Committee chairpersons are paid an additional annual retainer, as follows: Audit, $15,000; Nominating and Corporate Governance, $10,000; and Organization and Compensation, $12,500. The Presiding Director is paid an additional $15,000 annual retainer. The additional retainers are paid in quarterly installments at the end of each full quarter, and payments are prorated for partial calendar quarters served.

(See full text of the Deferred Income Plan for Non-Employee Directors.)

Meeting Fees

$1,500 is paid for each committee meeting attended, except in the case of the Audit Committee for which $2,500 is paid for each meeting attended. There are no fees payable for attendance at Board meetings.

One-Time Restricted Stock Grant	A grant of 2,000 restricted shares of Common Stock under the Textron Inc. 2007 Long Term Incentive Plan is made to non-employee Directors upon joining the Board.

DEFERRED INCOME PLAN

In addition to the required deferral into the stock unit account of $100,000 of the annual Board retainer, any percentage of the balance of the retainer and meeting fees may be deferred into either the stock unit account or an interest bearing account.

OTHER

Expenses	Reasonable travel, lodging and incidental expenses in connection with meetings are reimbursed.

Matching Gift Program

The Textron Charitable Trust will match Director contributions from a minimum gift of $25 to an aggregate maximum of $7,500 annually to any mix of cultural, educational, environmental or hospital institutions on a $1 for $1 basis.

Directors’ Charitable
Award Program	[Closed to New Participants as of January 1, 2004]

CitationShares Directors
Evaluation Program

The CitationShares Directors’ Evaluation Program is terminated effective January 1, 2008. Directors, however, may continue to utilize flight hours for personal use, assuming availability, on CitationShares aircraft in which Textron has fractional ownership, provided that Textron is promptly reimbursed at its cost for such usage